UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2011

AMERICAN DENTAL PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-23363	04-3297858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices,

Including Zip Code)

Registrant’s telephone number, including area code: (781) 224-0880

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, about the performance of American Dental Partners, Inc. (the “Company”). For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. There are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, many of which are beyond the Company’s control, including the risk factors disclosed previously and from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements contained herein represent the Company’s estimate only as of the date of this filing and should not be relied upon as representing the Company’s estimate as of any subsequent date. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

Item 1.01. Entry Into a Material Definitive Agreement

On May 12, 2011, the Company entered into the First Amendment (the “Amendment”) to the Credit Agreement (the “Credit Agreement”), dated as of May 7, 2010, among the Company, as Borrower; the lenders from time to time party thereto, as Lenders; Bank of America, N.A., as Administrative Agent for itself and the other Lenders thereto and as the Letter of Credit Issuer and the Swing Line Lender. At closing, the Company had approximately $10 million of borrowings outstanding under the revolving line of credit and $80 million of borrowings outstanding under the term loan. The Amendment extends the credit facility maturity and includes improved borrowing rates and other financial covenants. The material changes to the Credit Agreement are summarized below:

Pursuant to the terms of the Amendment, the term loan commitment under the Credit Agreement is increased by an amount equal to $12,289,000 to a total of $80,000,000. The credit facility maturity has been extended to May 12, 2016 from May 7, 2014.

Borrowings under the credit facility bear interest at either prime or LIBOR plus a margin, at the Company’s option. Pursuant to the Amendment, the applicable margin has been reduced, and is based upon the Company’s debt coverage ratio. The following table reflects the applicable margin for LIBOR borrowings:

Debt Coverage Ratio (Debt/EBITDA)	Previous Credit Spread	Amended Credit Spread
≥2.50x	+3.75%	+3.25%
≥2.00x	+3.25%	+2.75%
≥1.50x	+2.75%	+2.25%
≥1.00x	+2.25%	+1.75%
<1.00x	+2.00%	+1.50%

The Company pays a commitment fee on the unused balance of the credit facility. Pursuant to the Amendment, the commitment fee has been reduced. The commitment fee initially was set at 0.35% at the time of the closing of the Amendment, and commencing with the fiscal quarter ending June 30, 2011, the commitment fee will be based upon the Company’s leverage ratio and will range from 0.25% to 0.50%.

Pursuant to the Amendment, the leverage ratio financial covenant is amended to provide that the Company will not permit the leverage ratio for any testing period to exceed the following maximum ratio: (i) closing through December 31, 2012 – 3.00 to 1.00, (ii) January 1, 2013 through December 31, 2013 – 2.75 to 1.00, and (iii) from and after January 1, 2014 – 2.50 to 1.00.

Pursuant to the Amendment, the covenant with respect to limitations on share repurchases has been amended to provide that the Company may make aggregate share repurchases during (i) any fiscal year in an amount not to exceed $20,000,000 and (ii) the term of the Credit Agreement in an amount not to exceed $50,000,000; provided that it meets certain requirements with respect to its leverage ratio at the time of the share repurchases, it is compliant with its other financial covenants at the time of the share repurchases, and there is no default or event of default at the time of the share repurchases. The Credit Agreement previously limited aggregate share repurchases during the term of the Credit Agreement to an amount not to exceed $10,000,000.

Item 8.01. Other Events

On May 17, 2011, the Company issued a press release announcing the amendment to the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued by the Company dated May 17, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.
(Registrant)

May 17, 2011	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President,
Chief Financial Officer and Treasurer
(principal financial officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company dated May 17, 2011.